SOFTWARE LICENSE AGREEMENT

     This Software License Agreement is between CarBiz Auto Credit - JV1, LLC with its principal offices located at 4102 N. Florida Ave., Tampa, FL 33603 ("Purchaser or "You") and CarBiz USA Inc, with its principal offices at 7405 N. Tamiami Tr., Sarasota, FL 34243 ("CarBiz"). The effective date of this Agreement is March 4, 2005 regardless of when the Agreement is finally executed (the "Effective Date").

SOFTWARE LICENSE: CarBiz hereby grants a non-exclusive, non-transferable license to Licensee to use the software product or products, including applicable documentation, listed on Schedule 1 attached to this Agreement beginning on the Effective Date, only to You and only pursuant to the terms and conditions of this Agreement. This is a License, not a sales agreement of the software products and related documentation. The software products and related documentation are owned by CarBiz or its licensers and protected by copyright and trademark laws. Therefore, You must treat the software products and related documentation like any other copyrighted material.

A.

Payment Terms and Amounts: You agree to pay CarBiz the amount or amounts stated in Schedule 1 according to the terms as stated in the Schedule. You also agree to pay a monthly support charge of $100 (One Hundred dollars) during the term of the license for main installation and any renewals as defined in the scope of license.

B.

Multi User: Additional user's (excluding Main Installation) Number of Multi Users 0 at $10 each totaling $0 per month. (Multi User is defined as additional user on the main installation on the same Local Area Network. Failure to make payments as stated will be a breach of this Agreement and will terminate this License.

Scope of License:

     1. You may install the software products in only One Computer. You may make one (1) copy of the software products in machine-readable form solely for backup purposes, provided that you reproduce all proprietary notices on the copy. You may install the software products on only one storage device, such as a network server, used only to run the software products over an internal network; however, you must declare the total number of computers and the location of each separate computer or work station to be served by such a network and obtain CarBiz's express written consent to use the software products. In addition Multi User setup fees and support charges may be added (see Schedule 1).

     2. You may not use the software on more than one computer, workstation or file server at a time in a network or multi-user system, unless specifically authorized by this Agreement. You may not modify, translate, reverse engineer, decompile, disassemble, create derivative works based on, or copy (except for the backup copy) the software products or the accompanying documentation. You may not rent or lease any rights in the software or accompanying documentation in any form. You may not remove any proprietary notices, labels or marks on the software, documentation or containers.

     3. All rights, title, interest and all copyrights to the software, documentation and any copy made by You remain with CarBiz. Unauthorized copying of the software or documentation, or failure to comply with the restrictions of this Agreement, will result in automatic termination of this license and will make available to CarBiz other legal remedies against You.

Term and Termination: This License begins on the Effective date and continues for an initial minimum period of Three (3) years unless terminated in accordance with this Agreement. License will automatically renew unless 30 days written notice is given to CarBiz

CarBiz may terminate this License if You fail to comply with this Agreement or related agreements between You and CarBiz. Such termination shall not void the payment obligations. For example, and without limitation, any unauthorized use, transfer, lease, rental or assignment of the software products and related documentation shall be void and will constitute grounds for termination. Failure to pay the monthly maintenance charge will constitute grounds for termination. Upon such termination, You agree to return all copies of the software products and related documentation to CarBiz within seven (7) days of such termination. You also expressly authorize CarBiz or its agent to examine any computer hardware or storage media in Your possession to confirm that You have not retained any aspect of the software products or documentation within a reasonable time after such termination.

CARBIZ USA INC. SOFTWARE LICENSE AGREEMENT

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You may terminate this agreement after the initial three (3) year agreement by 30 days written notice. Upon such termination, You agree to return all copies of the software products and related documentation to CarBiz within seven (7) days of such termination. You also expressly authorize CarBiz or its agent to examine any computer hardware or storage media in Your possession to confirm that You have not retained any aspect of the software products or documentation within a reasonable time after such termination.

Technical Support Agreement: You agree to purchase and CarBiz agrees to provide limited technical support services for the licensed software products. The payment terms for such services are $ 100.00 , per month including additional users for license and renewal term, as outlined in Software License, Paragraph A and B, Page 1 of this agreement. CarBiz will provide such services through telephone and on-line support to assist in the proper operation of the licensed software product. CarBiz will also provide to You under this Agreement all modifications or enhancements to the licensed software product as a part of technical support. Any items not covered under this agreement will be billable at $100 per hour. CarBiz reserves the right to change Technical Support pricing from time to time as deemed necessary.

Initial complete training of your staff in the proper usage is covered under this agreement, as is ongoing help with the system. Where there is a need for a new employee to be completely trained on the product, additional retraining may be done free of charge at our office location on a scheduled basis, or by phone at $50.00 per hour, 1 hour minimum.

Sub Licenses: You agree to acquire through CarBiz or its agents, or a CarBiz approved source, any such sublicenses that are necessary for the operation of the software program, any and all interfaces, and any or all network configurations. You agree to hold harmless CarBiz from any damages relating to any defects in such data obtained from these sources, including but not limited to, improper valuation or media failure. Your failure to make payment for these sublicenses according to Schedule 1 may result in a breech of this agreement and termination of this License.

Limited Warranty and Limitation of Remedies: Your sole remedy under this Agreement is the repair or replacement as provided in the limited warranty described below. CarBiz's sole and exclusive maximum liability for any claim by You or anyone claiming through or on behalf of You arising out of Your use of the software products and related documentation will not, in any event, exceed the actual amount of money paid by You under this Agreement. Your actual use of the .software products will be conclusive proof that the limited warranty is fulfilled to Your complete satisfaction. IN NO EVENT WILL CarBiz BE LIABLE FOR ANY INDIRECT, INCIDENTAL, COLLATERAL, EXEMPLARY, CONSEQUENTIAL OR SPECIAL DAMAGES OR LOSSES ARISING FROM YOUR USE OF THE SOFTWARE PRODUCTS, INCLUDING WITHOUT LIMITATION LOSS OF USE, PROFITS, GOODWILL OR SAVINGS, OR LOSS OF DATA, DATA FILES, OR PROGRAMS THAT MAY HAVE BEEN STORED OR IMPLEMENTED ALONG WITH THE SOFTWARE PRODUCTS.

THE SOFTWARE PRODUCTS AND RELATED DOCUMENTATION ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE SOFTWARE PRODUCTS IS WITH YOU, AND YOU ASSUME THE COSTS OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION, EXCEPT AS PROVIDED IN CONJUNCTION WITH ROUTINE TECHNICAL SUPPORT.

Legal Remedies and Injunctive Relief: You expressly acknowledge that CarBiz has invested its confidential and proprietary business information, as well as trade secret, information, in providing the software products and related documentation to You. You expressly warrant that the software products and related documentation contain confidential and proprietary information protected by copyright and trade secret laws. Further, You further expressly acknowledge that CarBiz will suffer irreparable injury from the disclosure or misappropriation of such information, and will take all. reasonable steps to protect the software products and related information from unauthorized disclosure, which obligations will survive the termination of this Agreement. In light of the likelihood of such irreparable injury, You consent to CarBiz's right to injunctive relief, which injunction may require the return of all software products, related documentation and

CARBIZ USA INC. SOFTWARE LICENSE AGREEMENT

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associated materials and permit CarBiz an unrestricted opportunity to investigate and audit Your records to determine all such materials have been returned.

CARBIZ shall have the right to collect from Company any and all reasonable expenses incurred in enforcing this Agreement, including, but not limited to, attorneys' fees, court costs and collection expenses.

Arbitration: Any and all disputes, difference, or controversies arising out of, under, in connection with, or by virtue of this agreement, or any breach thereof, shall be submitted to arbitration to be held in Manatee County, Florida, under the rules and regulations of the American Arbitration Association. Arbitration fees and costs paid, or to be paid through the American Arbitration Association, but not attorney's fees, will be awarded to the Party deemed by the arbitrator(s) to be the successful Party. The Parties agree to be bound by such arbitration as final and non-appealable.

General Provisions:

     1. Taxes: You are responsible for the payment of all taxes that result from this Agreement, including for the sale of Hardware, licensing of the software products and related documentation, and the provision of technical support.

     2. Independent Contractor: You agree that You are only an independent contractor of CarBiz and that You will not represent or hold yourself out as a partner, agent or having any other legal relationship with CarBiz.

     3. Entire Agreement: This is the entire Agreement between CarBiz and You. This Agreement supersedes any other communication, whether written or oral, advertisements or understandings with respect to the software products and/or consulting products and their related documentation, and technical support. This Agreement may only be modified or altered in writing, which must be signed by both You and CarBiz.

     4. Choice of Law and Venue: This Agreement will be interpreted and enforced according to the laws of the State of Florida, without reference to its conflict-of-laws provisions. You expressly consent to the jurisdiction and venue in Manatee County, Florida where all initial legal proceedings related to this Agreement, the software products and related documentation and technical support must be brought.

     5. Severable Terms: If any provisions of this Agreement are held invalid, the remainder shall continue in full force and effect.

CarBiz USA Inc.

Licensee	/s/ Stan Heintz

/s/ Carl Ritter	Signature

Signature	Stan Heintz

Carl Ritter	Print Name

Print Name	COO

CEO	Title

Title	5/20/05

Date

Date

CARBIZ USA INC. SOFTWARE LICENSE AGREEMENT

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DEALER CONTROLLED FINANCING AGREEMENT

This Agreement is made and entered into by and between CarBiz Auto Credit - JV1, LLC, 4102 N. Florida Ave., Tampa, FL 33603 (hereinafter referred to as "Company") and CarBiz.com (USA) Inc., a Delaware corporation, having offices at 7560 Commerce Ct, Sarasota, Florida 34243 (hereinafter referred to as "CARBIZ"). For purposes of this Agreement, the term CARBIZ means CarBiz.com, Inc., and all corporations or other entities directly or indirectly controlled by or under common control of CARBIZ.

WHEREAS Company wishes to retain the services of CARBIZ's Dealer Controlled Financing Service regarding the operation of a business selling used motor vehicles and arranging credit services for used motor vehicle sales.

NOW THEREFORE, for and in consideration of the mutual covenants and undertakings of the parties to this Agreement, it is agreed as follows:

I. TERM OF AGREEMENT

A.	The term of this Agreement shall commence March 4, 2005.

B.
This Agreement, unless sooner terminated as herein provided, remains in force for a period of one (1) year from the date first shown above under Section IA. This agreement shall automatically renew for additional one-year periods unless terminated by either party as provided herein.

II. SERVICES

CARBIZ will provide to Company the products and services ("Services") set forth in Exhibit A attached hereto and hereby incorporated into and made a part of this Agreement. CARBIZ shall provide Services in a reasonable and timely manner.

Ill. FEES

A.	Company will pay to CARBIZ, as an independent contractor, fees for Services as follows:

Start Up Fee	$0.00	one time fee
On-Going Support Fees	$300.00	per month fee

C.	On Going Support Fees will commence upon execution of this Agreement, and are due each month on or before the tenth (10th) of each month, in the amount of $300.00.

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IV. CONFIDENTIAL INFORMATION

A. Company agrees that it will not divulge, disclose, or communicate to any person, firm, corporation or business entity, in any manner whatsoever, any Confidential Information of .any nature, kind or description concerning any matter affecting or relating to CARBIZ's business, either directly or indirectly, except as is necessary in the ordinary course of conducting business for Company.

B. "Confidential Information" includes all information not generally known to the public at large pertaining to CARBIZ and its business including, but not limited to, customer names and addresses, records of customer transactions, CARBIZ computer systems, the names and functions of CARBIZ personnel and all other such personnel records, however they are designated, business and financial records, trade secrets and confidential planning or policy matters, any operational, management, financial, accounting, control system, marketing or other such matters relating to the business of CARBIZ, all policy and procedure manuals, all operations manuals, all software and any documentation for same, all class materials, all seminar materials, all reports produced by CARBIZ, all promotional supplies and guidelines and all other records and methods of operations howsoever designated, as they may exist from time-to-time. Company acknowledges that these are valuable and unique assets of CARBIZ's business, access to and knowledge of portions of which are essential to the performance of Company's duties and obligations pursuant to the terms of this Agreement.

C. Forms produced by CARBIZ are all copyright protected by CARBIZ with all rights reserved. Company acknowledges that the forms are copyright protected, and hereby agrees to order same from CARBIZ and to refrain from any and all copying of said forms.

V. NO WARRANTIES; NO REPRESENTATIONS

All software and computer equipment listed in Exhibit A is provided "as is" without warranty of any kind, either expressed or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose. CARBIZ does not represent or warrant that the functions contained in said software or computer equipment will meet Company's requirements. CARBIZ does not represent or warrant that the operations of the computer equipment or software will be uninterrupted or error free. In no event will CARBIZ be liable for any damages, including any lost profits, or other incidental or consequential damages arising out of the use or performance of said software or computer equipment, even if CARBIZ has been advised about the possibility of such damages.

VI. TERMINATION

A. After the initial twelve-month period, Company may terminate this Agreement by giving CARBIZ written notice at least thirty (30) days prior to the annual renewal date. All Fees and/or Earnest Money Deposit due and/or paid to CARBIZ as of the date termination becomes effective are nonrefundable.

B. After the initial 12-month agreement, CARBIZ's monthly support may be cancelled by giving CARBIZ written notice at least thirty (30) days prior to the annual renewal date. Upon cancellation, the dealership may not continue to use the licensed DCF forms and materials in

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use at the time of cancellation. The following items would also no longer be available or provided by CARBIZ:

  Upgrades to the DCF system and forms
  Attendance to training classes or training programs
  Attendance to DCF meetings
  DCF National composites
  CarBiz consulting services

C. The Management Systems Plus (MSP) software requires periodic upgrades. Monthly MSP software support must be paid in order for the MSP software to continue to function.

D. CARBIZ may terminate this License if COMPANY fails to comply with this Agreement or related agreements between COMPANY and CARBIZ. Such termination shall not void the payment obligations. For example, and without limitation, any unauthorized use, transfer, lease, rental or assignment of the software products and related documentation shall be void and will constitute grounds for termination. Failure to pay the monthly maintenance charge will constitute grounds for termination.

VII. MISCELLANEOUS

A. The preamble of this Agreement is hereby incorporated into this Agreement and all matters therein set forth are and shall be considered a part of this Agreement.

B. The covenants, representations and restrictions in this Agreement shall survive the termination of this Agreement, but shall not be deemed to have been made with respect to any period of time subsequent to the termination of this Agreement.

C. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall be invalid in that jurisdiction to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions of this Agreement or affecting the validity, enforceability or legality of the provision in any other jurisdiction.

D. No amendment, modification, termination or waiver of any provision of this Agreement by either party shall be effective unless it is in writing and signed by the party to be bound, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Inaction or failure to demand strict performance shall not be deemed a waiver.

E. This Agreement may not be assigned by Company.

F. Company hereby represents to CARBIZ that its authorized representative had the opportunity to review the terms and conditions of this Agreement with Company's attorney prior to the execution of this Agreement and fully understands the terms and conditions contained in this Agreement.

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G. This Agreement constitutes the entire understanding between the parties with respect to the subject matter. All prior agreements, representations, statements, negotiations and undertakings are superseded hereby.

H. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to any conflict of law provisions.

I. Arbitration: Any and all disputes, difference, or controversies arising out of, under, in connection with, or by virtue of this agreement, or any breach thereof, shall be submitted to arbitration to be held in Manatee County, Florida, under the rules and regulations of the American Arbitration Association. Arbitration fees and costs paid, or to be paid through the American Arbitration Association, but not attorney's fees, will be awarded to the Party deemed by the arbitrator(s) to be the successful Party. The Parties agree to be bound by such arbitration as final and non-appealable.

J. All matters contained in this Agreement are deemed confidential by CARBIZ and Company, and shall not be divulged by either party except as authorized by law.

K. Any notice or other communication with respect to this Agreement shall be in writing and shall be deemed to have been duly given when delivered, within two (2) business days after deposit in the United States Mail, certified or registered, return receipt requested, and with the proper postage prepaid, or on the next business day after sent by recognized overnight courier, addressed as follows:

If to COMPANY
CarBiz Auto Credit - JV1, LLC
4102 N. Florida Ave.
Tampa, FL 33603

If to CARBIZ
CarBiz.Com, Inc.
7560 Commerce Ct
Sarasota, Florida 34243

K. CARBIZ shall have the right to collect from Company any and all reasonable expenses incurred in enforcing this Agreement, including, but not limited to, attorneys' fees, court costs and collection expenses.

Signed

COMPANY:
By: /s/ Carl Ritter
Title: CEO	Date: _______

CARBIZ:
By: /s/ Stan Heintz
Title: COO	Date: 5/20/05

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EXHIBIT A

Single site license to use the DCF program for following location only:

CarBiz Auto Credit - JVI LLC
4102 N. Florida Ave.
Tampa, FL 33603

Management Systems Plus (MSP) software
Single site license of the MSP software
MSP software support & periodic upgrades
License to use all DCF forms and materials
Upgrades to DCF systems and forms
One-time 3 year Cash Flow and Profit Projection
(2) Licensed DCF Policy & Procedures Manuals
(2) On-Lot Training Manuals
30 days supply of DCF forms
Attendance to the annual CARBIZ National Convention and Workshops
Attendance to Manager's Training Class
Monthly DCF National Composites
Toll free consulting support
(1) One day on-site training/consulting visit
Popcorn Machine
Coke cooler
(1) Customized Banner with COMPANY phone number

CARBIZ reserves the right to substitute comparable equipment and software.

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ADDITIONAL CONSULTING AGREEMENT

This Agreement is made March 4, 2005 between CarBiz USA, Inc., hereinafter referred to as "CARBIZ" and CarBiz Auto Credit - JV1, LLC hereinafter referred to as the "COMPANY".

The COMPANY wishes to retain the services of CARBIZ to advise and consult the COMPANY in the operation of a "Dealer Controlled Financing" business selling used motor vehicles and arranging credit services for used motor vehicle sales, hereinafter referred to as a DCF Dealership. Services will be provided to the DCF Dealership located at 4102 N. Florida Ave., Tampa, FL 33603. The services to be provided under this Agreement include the following:

1.
SERVICES. CARBIZ will provide to the Company the services, which consist of the following: 2 lot inspections, a weekly operations review, weekly telephone meetings, software support, general problem solving, and on-going employee education.

2.
DUTIES AND OBLIGATIONS OF THE COMPANY. CARBIZ will make recommendations to improve the profitability of the COMPANY'S DCF Dealership. It shall be the duty and obligation of the COMPANY and its employees to make a reasonable and diligent effort to implement the recommendations in a timely manner.

3.
REPORTS. During the term of this Agreement both COMPANY and CARBIZ agree to furnish to the other party certain periodic reports including, but not limited to, those specified in Exhibit A of the Agreement.

4.
FEES. In payment for services, the COMPANY will pay to CARBIZ, as an independent contractor, a recurring monthly fee in an amount specified in Exhibit B of this Agreement for services commencing on February 1, 2005, The COMPANY shall not be obligated for MSP or DCF support in addition to ACP service.

5.
NON-COMPETE. CARBIZ agrees that during the term of this Agreement CARBIZ shall not perform the services outlined in Section One of this Agreement on behalf of any other business within the COMPANY'S DCF Dealership's Primary Sales Area as described in Exhibit C of this Agreement and incorporated herein.

6.
CONFIDENTIALITY. The COMPANY will agree and acknowledge that all documents generated by CARBIZ shall remain confidential. Unless otherwise provided, the COMPANY will not copy any of the documents or information generated by CARBIZ and agrees not to disclose any such documents or information to any third party. CARBIZ agrees not to disclose COMPANY'S information to any third party.

7.	WARRANTIES. CARBIZ does not guarantee any results from the use of the services provided.

8.	INVALID PROVISIONS. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions herein.

9.
MUTUAL COOPERATION. CARBIZ and the COMPANY acknowledge that they will cooperate fully with each other by executing all necessary documents and performing any acts that may be reasonably necessary to implement the terms of this Agreement.

10.
TERMINATION. This year agreement will expire on November 31, 2005. Neither party may terminate the agreement prior to the expiration date. After the initial period, either COMPANY or CARBIZ may terminate this Agreement without cause after providing the other party with a thirty (30) day written notice. In the event of cancellation, the services shall continue and payment shall be due through the end of the calendar month following the month of cancellation. In the absence of such written notice the agreement shall renew automatically.

11.
ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings of the parties. No modification of this Agreement shall be valid unless the modification is in writing and signed by both parties.

CARBIZ USA, INC
7560 Commerce Court
Sarasota, FL. 34243

CarBiz Auto Credit - JV1, LLC
4102 N. Florida Ave.
Tampa, FL 33603

By: /s/ Signature	By: /s/ Stan Heintz
Dealer Representative	CarBiz Representative

Title:______ Date: ______	Title: COO Date: 5/20/05

EXHIBIT A TO THE ADDITIONAL CONSULTING AGREEMENT

REPORTS

Each Monday night, at the close of business, Company shall transmit the following reports, via the Internet, to CARBIZ at: dmiller@carbiz.com and amosher@carbiz.com or ftp://support@carbiz.com.

Lot Memo
Long Version Delinquency List
Inventory Price Sheet (sorted by days in Inventory)
Inventory Cost Report (do not show expenses; sorted by days in inventory)
Profit & Loss Report (totals only / week in review)
Business Summary Report (full information/ week in review)
Bank Deposit Report (full Information/ week in review)
Accounts Receivable Report (full information; active accounts only)
Projection Report (totals only)
Paid Off Customer Reports (week in review)
Payment Status Report (upcoming week Tuesday through Monday)
Rewrite Reports (week in review)

Until Company is successfully connected to the Internet, all reports must be forwarded via fax or overnight delivery service at Company's expense.

EXHIBIT B TO THE ADDITIONAL CONSULTING AGREEMENT

RECURRING FEES

COMPANY SHALL PAY TO CARBIZ A RECURRING MONTHLY FEE OF $1000.00. THE MONTHLY PAYMENT SHALL BE TENDERED ON OR BEFORE THE TENTH DAY OF THE MONTH FOLLOWING THE FIRST FULL MONTH OF OPERATION UNDER THIS AGREEMENT.

ONLY ACTIVE DCF DEALERS ARE ELIGIBLE TO CONTRACT WITH CARBIZ FOR THE SERVICES OF THE ADDITIONAL CONSULTING PROGRAM. THE RECURRING MONTHLY FEE FOR THE ADDITIONAL CONSULTING PROGRAM SHALL INCLUDE SOFTWARE SUPPORT AND DCF SERVICE. DEALERS ON THE ADDITIONAL CONSULTING PROGRAM ARE NOT OBLIGATED TO PAY FOR DCF OR MSP SERVICE SEPARATELY.

EXHIBIT C TO THE ADDITIONAL CONSULTING AGREEMENT

AREA OF NON-COMPETITION

The area of non-competition shall be the area of the COMPANY'S DCF Dealerships Primary Sales Area, defined as follows:

Within 15 miles of the Dealership location.